March 23, 2022	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS FEBRUARY 2022 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for February 2022, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Our client-focused culture and award-winning technology platform continue to support strong financial advisor retention and drive robust recruiting momentum across our multiple affiliation options,” said Chair and CEO Paul Reilly. “Although our M&A pipeline remains strong, macroeconomic and geopolitical uncertainty have contributed to a decline in investment banking revenues during the first two months of the quarter compared to the first two months of the prior-year quarter and preceding quarter.”

Selected Key Metrics

$ in billions	As of			% change from
	February 28, 2022	February 28, 2021	January 31, 2022	February 28, 2021	January 31, 2022
Client assets under administration (1)	$1,238.1	$1,059.6	$1,245.4	17%	(1)%
Private Client Group assets under administration (1)	$1,180.0	$1,005.3	$1,188.4	17%	(1)%
Private Client Group assets in fee-based accounts (1)	$665.0	$549.1	$673.1	21%	(1)%
Financial assets under management	$191.5	$173.5	$194.1	10%	(1)%

Raymond James Bank loans, net	$27.2	$22.3	$26.6	22%	2%

Clients’ domestic cash sweep balances	$74.7	$62.5	$74.3	20%	1%
(1) These metrics include the impact from the acquisition of Charles Stanley Group PLC, which closed on January 21, 2022. As of February 28, 2022 and January 31, 2022, the impact on client assets under administration and Private Client Group assets under administration was $33 billion and $34 billion, respectively, and the impact on Private Client Group assets in fee-based accounts was $21 billion and $22 billion, respectively.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,700 financial advisors. Total client assets are $1.24 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.